EXHIBIT 99.1


                                                                ANNTAYLOR

                                142 WEST 57TH STREET NEW YORK, N.Y. 10019


FOR IMMEDIATE RELEASE

      New York, New York, June 11, 1999 - AnnTaylor Stores Corporation (NYSE: ANN) announced today that it intends to raise at least $100 million through the sale of discounted convertible subordinated debentures due 2019. The Debentures will be convertible at the option of the holders thereof into shares of the Company's common stock.

      The Company plans to use the proceeds of the financing to refinance the 8 3/4% Senior Subordinated Notes due 2000 issued by the Company's wholly owned subsidiary AnnTaylor, Inc. Consummation of the financing is subject to obtaining the consents of the required lenders under the Company's revolving credit facility, and to market and other conditions, and there can be no assurance that the offering of the Debentures will be consummated.

      The securities will not be registered or required to be registered under the Securities Act of 1933 (the "Securities Act") and will be sold in the United States in a private placement under Rule 144A under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

      Ann Taylor is one of the country's leading women's specialty retailers, operating 383 stores in 42 states and the District of Columbia.

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Contacts:   Investor Relations:              Media Relations:
            Barry Erdos                      Jill Golden
            EVP - Chief Financial Officer    Vice President - Communications
            (212) 541-3318                   (212) 541-3269